Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-111728 and No. 333-111729) of Levitt Corporation of our report dated March 14, 2007, except for the change in the composition of reportable segments discussed in Note 21, as to which the date is July 3 , 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Amendment 2 to Form 10-K.
PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
July 3, 2007